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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 38/Amendment No. 255 to Registration Statement Nos. 033-39100/811-05200 on Form N-4 of our reports dated February 26, 2014, relating to the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries ("MetLife") and the effectiveness of MetLife's internal control over financial reporting, both appearing in the Annual Report on Form 10-K of MetLife for the year ended December 31, 2013, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

New York, New York
April 22, 2014